EXHIBIT 10.16

Employment Agreement

           This Employment Agreement (the “Agreement”) is entered into this 8th day of July, 2013 (the “Execution Date”) by and between Globe Specialty Metals, Inc. (the “Company”) and Stephen Lebowitz (“Executive”).

           WHEREAS, the Company desires to continue the employment of Executive on the terms and conditions set forth herein; and

           WHEREAS, Executive has agreed to continue to perform services for the Company as set forth below.

           NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

           1. Position. Executive shall continue to serve as the Company’s Chief Legal Officer, reporting to the Company’s Chairman, Chief Executive Officer and the Board of Directors (the “Board”). Executive shall diligently perform such responsibilities that are customarily associated with the position of Chief Legal Officer and as otherwise may be reasonably assigned to Executive from time to time by the Executive Chairman, Chief Executive Officer or Board.  This Agreement shall be effective as of June 20, 2013 (the “Commencement Date”).

           2. Term.

           (a) Executive’s employment will be for a term of three and one-half  (3.5) years from the Commencement Date (the “Initial Term”) with automatic one (1)-year renewal terms thereafter (the Initial Term, together with any such renewal term, the “Term”), unless Executive or the Company give written notice to the other at least ninety (90) days prior to the expiration of the Term of such party’s election not to further extend this Agreement or unless sooner terminated as provided herein. Any termination of Executive’s employment will be governed by the terms set forth in this Agreement.

           (b) Unless the Company provides Executive with notice of nonrenewal of the Term pursuant to Section 2(a) accompanied by a timely written notice of termination for Cause (as defined in Section 4(h)(iii) of this Agreement) in accordance with the procedures set forth in Section 4(e), the expiration of the Initial Term or the Term will have the results specified in Section 4(l).

           (c) If requested by the Company or Executive, the parties, at least 120 days prior to the expiration of the Term, shall commence good faith negotiations with respect to the renewal of this Agreement.  The election of either party not to further extend this Agreement shall not constitute a termination of Executive’s employment for the purposes of Section 4 of  this Agreement, and upon such expiration the Company shall have no further obligation to Executive other than as specified in Section 4(l).

           3. Compensation and Benefits.

           (a)  Executive’s base pay shall be at an annual rate of no less than $375,000.00, which shall be payable twice monthly in accordance with the Company’s customary payroll practices, subject to applicable withholding (the “Base Pay”).  The Base Pay shall be subject to annual upward adjustments (but not decreases) at the discretion of the Board.

           (b)  Promptly following the close of business on the Execution Date, the Company shall award Executive stock appreciation rights corresponding to that number of shares of its common stock set forth in Exhibit B to this Agreement (the “SAR Award”).  Such SAR Award shall be substantially in the form of Exhibit B to this Agreement.

           (c) Executive is a participant in the Company’s 2010 Annual Bonus Plan for the CFO and CLO, the 2011 Annual Executive Long Term Incentive Plan for the CFO and CLO and the 2012 Long-Term Incentive Plan, which has superseded the 2010 Annual Bonus Plan for the CFO and CLO and the 2011 Annual Executive Long Term Incentive Plan for the CFO and CLO for future grants. The 2010 Annual Bonus Plan for the CFO and CLO, the 2011 Annual Executive Long Term Incentive Plan for the CFO and CLO and the 2012 Long-Term Incentive Plan are referred to collectively in this Agreement as the as “Bonus Plans.” Commencing with this Agreement, Executive shall receive an Award under the Bonus Plans and shall receive a non-performance-based bonus as set forth in Exhibit C. In addition, Executive may be  awarded other bonuses, stock options and/or other stock benefits at the discretion of the Board (collectively with awards under the Bonus Plans, “Incentive Awards”), provided that Executive’s participation in the Bonus Plans and any other incentive plan or equity plan shall be in accordance with the terms of such plans. Unless otherwise required by law or plan documents, the vesting of Executive’s unvested Incentive Awards shall accelerate and vest in full (along with any accrued but unvested benefits under any supplemental retirement plan, excess retirement plan and deferred compensation plan maintained or contributed to by the Company or any of its Affiliates) upon (i) Executive’s termination of employment by reason of death, (ii) Executive’s termination of employment by reason of Disability (as provided in Section 4(b)), (iii) Executive’s termination of employment for Good Reason (as provided in Section 4(c)), (iv) Executive’s termination of employment by the Company other than for Cause (as provided in Section 4(f)), (v) Executive’s termination of employment by the Company during the Protection Period, other than for Cause (as provided in Section 4(g)), or (vi) Executive’s termination of employment during the Protection Period for Good Reason (as provided in Section 4(g)).  Any award or benefit the vesting of which is accelerated under this Section 3(c) shall be paid in accordance with the terms of the applicable plan unless otherwise provided in this Agreement.

(d)  Executive shall be offered the various benefits currently offered by the Company generally to its senior executives including, without limitation, health insurance (“Benefits”). Subject to the preceding sentence, any such Benefits may be modified or terminated from time to time at the sole discretion of the Company. Where a particular Benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive any particular Benefit is governed solely by the applicable formal plan document.

           (e)  Executive shall be fully reimbursed for all reasonable and necessary business expenses upon presentation of adequate documentation to the Company demonstrating same.  Reimbursement payments due to Executive hereunder shall be paid to Executive as soon as administratively practicable, and in any event within twenty (20) days after being properly submitted.  If Executive becomes entitled to taxable reimbursements or the provision of in-kind benefits, such reimbursements and benefits shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements and benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements and benefits that Executive receives in any other taxable year.

           (f)  Executive annually will be granted twenty (20) days plus all federal holidays and all major Jewish religious holidays that prohibit work as paid time off days (“PTO” days) for Executive’s use for vacation, personal or sick leave. Executive’s accrued but unused PTO days shall not carry over from year to year and shall not be paid to Executive upon termination of employment.

           4. Termination of Employment and Effect of Termination.

           (a)  Upon Death of Executive. Executive’s employment hereunder shall terminate upon his death, in which event the Company shall have no further obligation to Executive or his estate under this Agreement other than (i) the payment of accrued but unpaid Base Pay, (ii) the payment of the Incentive Awards to the extent then vested (after taking into account the accelerated vesting provisions under Section 3(c)), for the avoidance of doubt, all applicable Incentive Awards shall vest in full upon Executive’s death, and (iii) a pro rata payment of the Incentive Awards (including under the Bonus Plans or any successor thereto) that would have been awarded had the employment termination not occurred for service in the then current plan year through the date of employment termination.  The amounts described in clause (i) shall be paid upon employment termination, the Incentive Awards described in clause (ii) shall be paid in accordance with the applicable plan terms (except that all such amounts shall be paid upon Executive’s death), and the amounts described in clause (iii) shall be awarded when such Incentive Awards would have been awarded had Executive’s employment continued and shall be paid at the time awarded.  The amounts described in such clauses (i) and (ii) and the associated payment terms are referred to herein as the “Accrued Obligations” and the amount described in such clause (iii) and the associated payment terms are referred to herein as the “Pro Rata Bonus.”

           (b)  Due to Executive’s Disability. If Executive incurs a Disability and based upon the opinion of Executive’s treating physician who makes a good faith judgment that Executive is unable to perform his duties with or without a reasonable accommodation, and that his condition is likely to continue for at least twelve months, then the Company may, to the extent permitted by applicable law, terminate Executive’s employment upon written notice to Executive, in which event the Company shall have no further obligation to Executive other than payment of the Accrued Obligations and the Pro Rata Bonus.

           (c)  By Executive for Good Reason. Executive may terminate his employment for Good Reason, provided Executive has first given written notice to the Company of such alleged Good Reason and the Company has failed to cure such Good Reason within thirty (30) days of receipt of such notice. Executive must provide prompt notice of the occurrence giving rise to the Good Reason. In the event that Executive elects to terminate this Agreement for Good Reason, Executive shall be entitled to:

                      (i) payment of the Accrued Obligations and the Pro Rata Bonus; and

                      (ii) a lump sum severance payment (which shall be paid upon effectiveness of the Release, as defined below) comprised of the following cash amounts:

(x) the product of one and the annual Base Pay,

(y) the product of one and the value of the Incentive Awards granted or vested during the calendar year that ended immediately before (or, if applicable, coincident with) the date of termination of employment, with the value of any shares subject to such Incentive Awards valued as of the date of employment termination (with the Incentive Awards granted within such period valued without regard to time vesting conditions and treated as if any performance vesting conditions that remained open at the time of employment termination were attained at target level), and

(z) an amount that, after payment of taxes, is equal to the cost of twelve months COBRA coverage for Executive and his dependents under the Company’s health, dental and vision plans, at such rates as are in effect as of the date of employment termination.

Executive’s entitlement to the payments described in clause (ii) (the “Severance Payments”) is conditioned on his execution of the release in the form attached hereto as Exhibit A (the “Release”) within 32 days after his employment termination (and, if the 40th day after his employment termination falls in the calendar year following the year that includes his employment termination date, the amounts described in clause (ii) shall be paid on such 40th day even if the Release is effective before such date).  In addition to the foregoing provisions, the provisions of Section 6(d) and Section 6(e) of this Agreement shall terminate upon the date of termination of employment pursuant to this Section 4(c).

           (d)  By Executive without Good Reason. Executive may terminate his employment without Good Reason upon ninety (90) days’ prior written notice to the Company. In the event Executive terminates his employment without Good Reason, Executive shall be entitled to the payment of accrued but unpaid Base Pay.  Any restricted stock units (“RSU’s”) granted to Executive vested prior to the Execution Date shall not be forfeited and shall be paid when due to be paid in accordance with their original terms. Vested and exercisable but unexpired stock options and vested and exercisable but unexpired other stock benefits granted to Executive shall not be forfeited and shall continue for their original terms. In the event Executive’s employment is terminated pursuant to this Section 4(d), the Company may in its discretion relieve Executive of his duties and provide him with Base Pay and Benefits through the date of termination specified by Executive in his notice of resignation.

           (e)  By Company for Cause. The Executive Chairman or Chief Executive Officer may terminate Executive’s employment for Cause upon written notice to Executive given within 90 days after such officer has knowledge of the event giving rise to such notice. Executive’s employment shall not be deemed to have been terminated for Cause unless the Company shall have given Executive (i) written notice setting forth the reason for the Company’s intention to terminate Executive’s employment for Cause and (ii) if such reason is Cause described in clause (C) of the definition of Cause, a statement that, in the good faith opinion of the officer giving the original notice, any cure required pursuant to such clause was not successfully accomplished giving effect to any cure periods. In the event Executive is terminated for Cause, the Company’s only obligation to Executive will be the payment of accrued but unpaid Base Pay. Any RSUs granted to Executive vested prior to the Execution Date shall not be forfeited and shall be paid when due to be paid in accordance with their original terms. Vested and exercisable but unexpired stock options and vested and exercisable but unexpired other stock benefits granted to Executive shall not be forfeited and shall continue for their original terms. Notwithstanding the foregoing, in the event Executive is terminated for Cause described in clause (C) of the definition of Cause, the Executive shall also be entitled to the payment of six months of Base Pay.

           (f)  By the Company for Other than Cause. The Executive Chairman or Chief Executive Officer may terminate Executive’s employment for reasons other than Cause after giving at least sixty (60) days’ prior written notice of such termination to Executive. In the event the Company terminates Executive pursuant to this Section 4(f), Executive shall be entitled to  payment of the Accrued Obligations, the Pro Rata Bonus and the Severance Payments, pursuant to the Release provisions and payment terms provided in Section 4(c).  In addition to the foregoing provisions, the provisions of Section 6(d) and Section 6(e) of this Agreement shall terminate upon the date of termination of employment pursuant to this Section 4(f).

           (g)  In Connection with a Change of Control. If Executive’s employment is terminated  during the Protection Period by the Company other than for Cause, Disability or as a result of Executive’s death, or if Executive terminates his employment during the Protection Period for Good Reason, the Company shall pay Executive the amounts provided in Section 4(c), except that the words “one and a half” shall replace the word “one” in clauses (ii)(x) and (y) of the definition of “Severance Payments” contained therein.  Such amounts shall be paid pursuant to the Release provisions and payment terms provided in Section 4(c).  If, after the date of Executive’s employment termination, his employment termination is determined to have occurred during the Protection Period, any amounts payable pursuant to this Section 4(g) as a result of such employment termination shall be paid without duplication of (and shall be offset by) amounts previously paid to Executive (if any) pursuant to Section 4(c) or 4(f), as applicable.

           (h) Definitions.  For the purposes of this Agreement, the following terms have the following meanings:

(i)  “Affiliate” means (a) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or (b) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

 (ii)  “Average Annual Compensation” shall mean an amount equal to the annual average of the sums of (x) Executive’s annual Base Pay (and any other salary) from the Company and its Affiliates, plus (y) the value, as of the date of employment termination, of the Incentive Awards granted or vested, in each case during the five calendar years that ended immediately before (or, if applicable, coincident with) the date of termination of employment (with the Incentive Awards granted during such five-year period valued without regard to time vesting conditions and treated as if any performance vesting conditions that remained open at the time of employment termination were attained at target level).

(iii)  “Cause” shall mean termination for:

(A) Executive’s conviction or entry of nolo contendere plea to any felony (excluding a felony arising on account of vicarious liability or a moving violation) or any crime involving fraud or embezzlement; or

(B) Executive’s indictment for any felony (excluding a felony arising on account of vicarious liability or a moving violation) or any crime involving moral turpitude, fraud or embezzlement; or

(C) Executive’s failure to perform his duties (other than minor duties) as reasonably directed by the Executive Chairman, Chief Executive Officer or Board or breach of any material term of this Agreement, in either case that, in the sole opinion or judgment of any of the Executive Chairman, Chief Executive Officer or Board, has a negative impact on the Company, after written notice to Executive (x) describing the nature of such failure or breach and allowing thirty (30) days’ opportunity to cure. “Cause” for termination shall not exist if Executive in good faith reasonably believes that a direction he has received is illegal or unethical under applicable law or code of professional conduct, and he promptly so notifies the Executive Chairman, Chief Executive Officer or Board; or

(iv)  “Change of Control” means the occurrence of any of the following events:

(A) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (1) or (2) of paragraph (C) below; or

(B) individuals who, on the Execution Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended, cease to constitute a majority of the number of directors then serving in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company; or

(C) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(D) approval by the stockholders of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

 (v) “Disability” shall have the meaning provided in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).

(vi) “Good Reason” shall mean Executive’s resignation following any of:

(A) a material reduction of Executive’s aggregate annual (1) compensation (comprised of Base Pay and Incentive Awards) as in effect on the date hereof or as the same may be increased from time to time, or (2) Base Pay, Incentive Awards  and Benefits as in effect on the date hereof or as the same may be increased from time to time; provided, that for purposes of this clause (A), an Incentive Award, if smaller than the Incentive Award made in an earlier year, shall not be deemed to have been reduced if it is determined in accordance with the provisions of the Incentive Award as set forth in the applicable Bonus Plan (including the provisions with respect to reduction based upon the ability of the Compensation Committee to exercise negative judgment);

(B) Executive’s authorities, duties, or responsibilities are materially diminished or Executive is assigned duties or responsibilities that are not related to the legal function to which he objects in writing, provided the Company shall have thirty (30) days to rescind such assigned duties or responsibilities without it constituting Good Reason hereunder;

(C) a requirement that Executive report to a person or entity other than the Chairman, Chief Executive Officer or the Board; or

(D) a breach by the Company of any of the material terms of this Agreement.

(vii) “Protection Period” means the period beginning six months before the date of a Change of Control and ending on the last day of the 24th calendar month following the date of the Change of Control.

(i) Section 280G.

(i) Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.

(ii) If the Accounting Firm determines that the aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4(i) shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the date of termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If a reduction in the Payments is necessary so that the Parachute Value of all Payments equals the Safe Harbor Amount and none of the Payments constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), then the reduction shall occur in the manner Executive elects in writing prior to the date of payment.  If any Payment constitutes Nonqualified Deferred Compensation, then the Payments to be reduced will be determined by the Accounting Firm in a manner that enables Executive to retain the greatest aggregate economic benefit as of the day following the Release effective date, and to the extent the economic benefit of Payments is determined to be equivalent, the Payments will be reduced in the reverse order of when they are scheduled to be paid (and, in the case of Payments of equity securities, transferable). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement that should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the actual assertion of a deficiency by the Internal Revenue Service against either the Company or Executive that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Executive shall promptly (and in no event later than sixty (60) days following the date on which the Overpayment is determined) pay any such Overpayment to the Company; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive.

(iv) To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including without limitation Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, including that set forth in Section 6 of this Agreement) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the regulations under Section 280G of the Code in accordance with Q&A-5(a) of the regulations under Section 280G of the Code.

(v) Section 4(i) definitions. The following terms shall have the following meanings for purposes of this Section 4(i):

“Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations under Section 4(i) and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant tax year(s).

“Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

“Safe Harbor Amount” means (A) 3.0 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (B) $1.00.

           (j) Additional Limitation.  Notwithstanding any other provision with respect to the timing of payments under this Section, if, at the time of Executive’s separation from service, within the meaning of Section 409A of the Code (without regard to the alternative definitions thereunder) (the “Separation Date”), Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which Executive may become entitled under Section 4 that are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following Executive’s termination of employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.  For purposes of determining the timing of payments to Executive following termination of employment, all references to such termination shall mean the Separation Date.

           (k) Tax Treatment.  This Agreement is intended to comply with (or be exempt from) Section 409A of the Code. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit set forth in this Agreement, including but not limited to consequences related to Code Section 280G or Code Section 409A. Executive and the Company agree to both negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A; provided that no such amendment shall be required that would increase the total financial obligation of the Company or the total after-tax cost to Executive under this Agreement.

           (l)  Expiration of Term.  If Executive’s employment hereunder shall terminate upon expiration of this Agreement (other than if accompanied by a timely written notice of termination for Cause in accordance with the procedures set forth in Section 4(e)), the Company shall have no further obligation to Executive other than (i) the payment of accrued but unpaid Base Pay, (ii) the payment of the Incentive Awards to the extent then vested, (iii) the subsequent payment of the unvested Incentive Awards as their time vesting schedules are completed and (iv) a pro rata payment of the Incentive Awards (including under the Bonus Plans or any successor thereto) that would have been awarded had the employment termination not occurred for service in the then current plan year through the date of employment termination.  The amounts described in clause (i) shall be paid upon employment termination, the Incentive Awards described in clause (ii) and clause (iii) shall be paid in accordance with the applicable plan terms (except that amounts payable pursuant to clause (ii) shall be paid upon Executive’s termination), and the amounts described in clause (iv) shall be awarded when such Incentive Awards would have been awarded had Executive’s employment continued and shall be paid at the time awarded.

           5. Indemnity. The Company hereby covenants and agrees to indemnify Executive and hold Executive harmless from any and all claims arising from or relating to Executive’s performance of Executive’s duties hereunder to the fullest extent permitted by law and/or the Company’s Directors and Officers Liability Insurance or applicable certificate of incorporation or bylaws or other applicable document in respect to any and all actions, suits, proceedings, claims, demands, judgments, losses, damages and reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorney’s fees and expenses) resulting from Executive’s good faith performance of his duties and obligations with the Company or any of its affiliates or as the fiduciary of any benefit plan of the Company or its affiliates.  To the extent permitted by applicable laws, the Company, within 30 days of presentation of invoices, shall reimburse Executive for all reasonable out-of-pocket legal fees and disbursements reasonably incurred by Executive in connection with any such indemnifiable matter.  In addition, the Company shall cover Executive under its directors and officers liability insurance policy both during the term of this Agreement and during the six-year period thereafter in the same amount and to the same extent as the Company covers its other officers and directors during any such period of time.

           6. Confidentiality; Non-Competition and Non-Solicitation.

           (a) Duty Not to Disclose Confidential Information. Executive will be exposed to and have access to Confidential Information. Executive agree to hold all Confidential Information in strict confidence and trust for the sole benefit of the Company, and he will not disclose, use, copy, publish, summarize or remove any Confidential Information from the Company’s premises, except as specifically authorized in writing by the Company or in connection with the usual course of Executive’s employment, except that it will not be a violation of this Agreement if, in enforcement of Executive’s rights under this Agreement or another arrangement between Executive and the Company or any of its Affiliates, Executive makes use of information reasonably necessary to such enforcement.

           (b) Definition. “Confidential Information” means all Company proprietary information, technical data, trade secrets, know-how and any idea in whatever form, tangible or intangible, including without limitation, research, product plans, customer and client lists, developments, inventions, processes, technology, designs, drawings, marketing and other plans, business strategies and financial data and information. “Confidential Information” shall also mean information received by the Company from customers or clients or other third parties subject to a duty to keep confidential but, notwithstanding anything to the contrary contained herein, shall exclude Executive’s personal rolodex and contacts list.  Notwithstanding the foregoing, “Confidential Information” shall not include (i) information that, at the time of disclosure, is in the public domain other than as a result of the breach by Executive of any obligation of confidentiality or non-disclosure owed to the Company or any of its affiliates, and (ii) information required to be disclosed by any judicial or administrative proceedings or applicable laws so long as, to the extent legal and practicable, reasonable prior notice is given of such disclosure and, to the extent legal and practicable, a reasonable opportunity is afforded to the Company, at its sole expense, to contest such disclosure.

           (c) Documents and Materials. Executive further agrees that Executive will return all Confidential Information, including all copies and versions of such Confidential Information (including but not limited to information maintained on paper, disk, CD-ROM, network server, or any other retention device whatsoever) and other property of the Company, to the Company immediately upon cessation of Executive’s employment with the Company. These terms are in addition to any statutory or common law obligations that Executive may have relating to the protection of the Company’s Confidential Information or its property. These restrictions shall survive the termination of employment.

           (d) Non-Competition. Unless previously terminated pursuant to Section 4(c), or 4(f) of this Agreement, during the Term and for a period of two years thereafter (the “Noncompete Period”), Executive shall not, directly or indirectly, either alone or in association with others, own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of, be involved with the development efforts of, serve as a technical advisor to, license intellectual property to, provide services to or in any manner engage in any business that directly competes with any specific business (1) in which the Company and its Affiliates (taken as a whole) are materially engaged as of the date of Executive’s termination or resignation or (2) for which the Company or any of its Affiliates has, within one year prior to Executive’s termination or resignation, taken substantial, demonstrable steps to become materially engaged, in which the Company and its Affiliates (taken as a whole), within one year after Executive’s termination or resignation, would reasonably be expected to be materially engaged; provided, however, that Executive may own as a passive investor up to 5.0% of any class of an issuer’s publicly traded securities (as used in this sentence, “material” shall mean material to the aggregate results of the Company and its Affiliates taken as a whole). The Noncompete Period shall be extended by the length of any period during which Executive is found by a court or arbitrator to be in breach of the terms of this Section 6(d).  Executive acknowledges (i) that the business of the Company and its Affiliates is, and is expected to remain, international in scope and without geographical limitation; (ii) notwithstanding the state of incorporation or principal office of the Company or any of its Affiliates, or any of their respective executives or employees (including Executive), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within its industry throughout the world; and (iii) as part of his responsibilities, Executive will travel around the world in furtherance of the Company’s and its Affiliates’ businesses and their relationships. Accordingly, the restrictions set forth in this Section 6 shall be effective in all cities, counties and states of the United States and all countries in which the Company or any of its Affiliates has an office or has made commercial sales within 12 months prior to the date of Executive’s termination or resignation.

(e) Non-Solicitation; Non-Hire. During the Noncompete Period, Executive will not, directly or indirectly, (i) recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company or any of its Affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or (ii) hire any person who was an employee of the Company or any of its Affiliates within six (6) months prior to the time such employee is proposed to be hired by Executive; (iii) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or any of its Affiliates for similar products that the Company produces.

           (f) Saving Clause.  If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

           (g) Acknowledgement.  The restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

           (h) Representations.  Executive represents that his performance of all the terms of this Agreement as an employee of the Company does not and will not breach any existing (i) agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

           (i) Exclusivity.  The restrictive covenants set forth in this Section 6 replace and supersede any similar restrictive covenants in any other agreements or plans to which Executive has or shall become subject in connection with Executive’s service to the Company and its Affiliates.  Other than these restrictive covenants and any obligations imposed by applicable law or regulation, absent Executive’s written consent there shall be no other restrictions imposed by the Company or any Affiliate on Executive’s activities following the Term, and no Incentive Award or other compensation or Benefit shall be conditioned on Executive’s assent to any restrictive covenant that imposes limitations greater than those set forth in this Section 6, and any such restrictive covenant shall be void to the extent it conflicts with a provision contained in this Agreement.

           7. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) the date of receipt, if sent by personal delivery (including delivery by reputable overnight courier), or (b) the date of receipt or refusal, if deposited in the United States Post Office, by registered or certified mail, postage prepaid and return receipt requested, (c) the next business day, if sent by reputable overnight courier for delivery on such business day, or (d) the date of receipt, if transmitted by facsimile, in each case at the address of record of Executive or the Company, as applicable, or at such other place as may from time to time be designated by either party in writing.

           8. Assignment. This Agreement is not assignable by Executive but may be assigned by the Company to an Affiliate of the Company (provided such Affiliate has financial resources substantially comparable to those of the Company prior to such assignment or to any transactions made by the Company in connection with such assignment) without Executive’s prior consent.

           9. Merger Clause/Governing Law/Arbitration.

           (a)  Entire Agreement.  This Agreement constitutes the entire agreement regarding the terms and conditions of Executive’s employment with the Company and its Affiliates.  This Agreement supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the terms of employment with the Company and its Affiliates.  This Agreement may only be amended in a writing that is executed by both Executive and the Company.

           (b)  Governing Law; Arbitration.  This Agreement shall be governed by the law of the State of New York without regard to conflicts of laws. If any dispute arises out of or relates to this Agreement, or the breach thereof (a “Dispute”), such Dispute shall be finally resolved by arbitration administered by the American Arbitration Association under its Employment Dispute Rules, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.  The arbitration will be conducted in New York County, New York, before a sole arbitrator named in accordance with such rules, and shall be conducted in accordance with the United States Arbitration Act.  The parties agree that the existence of any Dispute subject to this provision, any proceedings to resolve such Dispute, and all submissions received by any party from any other party in connection with such Dispute or proceedings shall be treated as confidential.  At the discretion of the arbitrator, the non-prevailing party in such arbitration may be ordered to pay the reasonable out-of-pocket costs and legal fees and disbursements incurred by the prevailing party in such arbitration and in preparation therefor, but in no event shall the arbitrator be authorized to order reinstatement of Executive.  Nothing in this Section shall be construed to derogate the Company’s right to seek legal and equitable relief in a court of competent jurisdiction for breaches of Section 6 as contemplated by Section 6(g).

           10. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not be deemed to affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. A court or arbitrator shall modify any invalid or unenforceable provision to make it valid and enforceable to the maximum extent permitted by law.

           11. Successors. This Agreement shall be binding upon the Company, its successors and assigns, including any corporation or other business entity which may acquire all or substantially all of the Company’s assets or business, or within which the Company may be consolidated or merged, or any surviving corporation in a merger involving the Company.

           12. No Mitigation.  Executive shall not be required to mitigate the amount of any payments or benefits provided for under this Agreement by seeking other employment, nor shall any amounts to be received by Executive under this Agreement be reduced by any other compensation earned from a subsequent employer (including self-employment).

           13. Headings. The headings in this Agreement are inserted for convenience only and shall not affect its construction.

           14. Counterparts. This Agreement may be executed in one or more counterparts, each of which and together will constitute one and the same instrument.

[signature page follows]

           In witness whereof, the parties hereto have signed this Agreement as of the date first set forth above.

                                                                           Globe Specialty Metals, Inc.

                                                                           By: /s/ Jeff Bradley
                                                                           Name: Jeff Bradley
                                                                           Title: CEO
                                                                           Date: July 8, 2013

                                                                           /s/ Stephen Lebowitz
                                                                           Stephen Lebowitz

EXHIBIT A

Agreement and Release

Agreement and Release (“Agreement”), by Stephen Lebowitz (“Executive” and referred to herein as “you”) and Globe Specialty Metals, Inc., a Delaware corporation (the “Company”).

1.           In exchange for your waiver of claims against the Released Persons (as defined below) and compliance with the other terms and conditions of this Agreement, following the effectiveness of this Agreement, the Company shall provide you with the payments and benefits provided in your employment agreement with the Company dated July 8, 2013 (the “Employment Agreement”), in accordance with the terms and conditions of the Employment Agreement.

2.           (a)  In consideration for the payments and benefits to be provided to you pursuant to Section 1 above, which you acknowledge are more than to which you would otherwise be entitled, you hereby waive any claim you may have for employment by the Company and agree not to seek such employment or reemployment by the Company in the future.  You further agree to and do forever release and discharge the Company and its subsidiaries, divisions, affiliates and related business entities, successors and assigns, and any of its or their respective directors and officers, shareholders, employees and agents (in their capacity as such) (collectively, the “Released Persons”) from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses  fees and liabilities of any kind whatsoever (including, without limitation, back pay, front pay, compensatory damages, punitive damages, exemplary damages, attorneys’ fees and costs actually incurred), in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the “Claims”), arising out of or related to your employment with the Company or the termination thereof, which you have had, now have, or may have against any of the Released Persons by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter arising up to and including the date on which you sign this Agreement, except as provided in subsection (c) below.

           (b)  Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Released Persons from any and all such claims and causes of action arising out of or related to your employment with the Company or the termination thereof, including, but not limited to: (i) any and all rights or claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or incentive plan of the Released Persons, subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, the Fair Labor Standards Act of 1938; (ii) any and all other rights or claims whether based on federal, state, or local law (statutory or decisional), rule, regulation or ordinance, including, but not limited to, breach of contract (express or implied), wrongful discharge, tort, fraud, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like.

           (c)  Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of Claims: (i) that arise after the date on which you sign this Agreement, (ii) for the payments, benefits or rights required to be provided under the Employment Agreement or under any Incentive Award; (iii) related to any equity award, equity interest, or incentive program in which you may have received grants or allocations at or before the date of your employment termination; (iv) regarding rights of indemnification under the Employment Agreement or otherwise; or (v) relating to any accrued, vested benefits under any employee benefit plan or incentive plan of the Released Persons, subject to the terms and conditions of such plan and applicable law.

           (d)  In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims, if any, as well as those relating to any other Claims hereinabove mentioned or implied.

3.           (a)  This Agreement is not intended, and shall not be construed, as an admission that any of the Released Persons has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

           (b)  Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

           (c)  You represent and warrant that you have not assigned or transferred to any person or entity any of my rights which are or could be covered by this Agreement, including but not limited to the waivers and releases contained in this Agreement.

4.           This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

5.           This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

6.           You acknowledge that you: (a) have carefully read this Agreement in its entirety and understand all of its terms, including the waiver and release of claims set forth in paragraph 2 above; (b) have had an opportunity to consider for at least twenty-one (21) days the terms of this Agreement; (c) are hereby advised by the Company in writing to consult with an attorney or other advisor of your choice in connection with this Agreement; (d) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; (e) are signing this Agreement voluntarily and of your own free will, and no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein; and (f) agree to abide by all the terms and conditions contained herein.

7.           You understand that you will have at least twenty-one (21) days from the date of receipt of this Agreement to consider, sign and return this Agreement.  You may accept this Agreement by signing it and returning it to the Company’s General Counsel at the address specified pursuant to Section 7 of the Employment Agreement on or before _________.  After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating your desire to do so in writing delivered to the General Counsel at the address above by no later than the seventh (7th) day after the date you sign this Agreement.  The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (irrespective of whether the Company has countersigned the Agreement) (the “Agreement Effective Date”), provided that you have not revoked the Agreement.  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.  In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement shall be deemed automatically null and void.

8.           Any dispute regarding this Agreement shall be subject to the dispute resolution provisions contained in the Employment Agreement.

EXECUTIVE

____________________________________
Stephen Lebowitz

GLOBE SPECIALTY METALS, INC.

____________________________________
[      Name           ]
[      Title           ]

EXHIBIT B

GLOBE SPECIALTY METALS, INC.

STOCK APPRECIATION RIGHTS GRANT AGREEMENT

           This Stock Appreciation Rights Grant Agreement (the “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Globe Specialty Metals, Inc., a Delaware corporation (the “Company”), and the participant named below (the “Participant”).  The right represented by this Agreement is not a grant under the Company’s 2006 Employee, Director and Consultant Stock Plan (the “Plan”) but represents a bonus arrangement pursuant to the Employment Agreement dated July 8, 2013 between the Company and Participant (the “Employment Agreement”).  However, for ease of reference, certain capitalized words not defined herein shall have the meaning ascribed to them in the Plan and certain specified terms of the Plan shall be applied to this Agreement.

Participant:	Stephen Lebowitz
Address:	c/o 250 West 34th Street Suite 4125 New York, New York 10119
Subject SARs:	23,585
Strike Price	$11.28
Date of Grant:	July 12, 2013
Vesting Schedule:	The Subject SARs shall vest one third on each of the first three anniversaries of this Agreement.
Expiration Date:	July 8, 2018 (unless earlier terminated under Section 5 of this Agreement)

Grant of Subject SARs.  The Company hereby grants to Participant the total number of stock appreciation rights set forth above (the “Subject SARs”), subject to all of the terms and conditions of this Agreement and the applicable provisions of the Plan. Each Subject SAR shall represent the right to receive a cash payment as set forth in this Agreement and shall not entitle the Participant to any capital stock of the Company.

Determination of Amount Payable.  The amount payable with respect to a Subject SAR shall equal the positive difference, if any, between the Strike Price and the Fair Market Value (as defined in Section 1 the Plan) of one share of Company Common Stock on the date of exercise of the vested Subject SAR.

Exercise.  Unless an event as described in Section 4(b) occurs, Participant shall not be permitted to exercise the Subject SAR prior to the three and one-half year anniversary of this Agreement.  Exercise shall be made by the delivery to the Secretary of the Company, prior to the time when the Subject SAR expires under the terms of this Agreement, of a written notice signed by Participant (or another person as permitted under Section 12 the Plan) stating that the Subject SAR or a portion thereof is thereby exercised. Except as set forth in the next sentence, upon exercise of the Subject SAR, the Company shall make a payment to Participant equal to the amount set forth in Section 2 with respect to all vested SAR shares as to which the Subject SAR is exercised. Upon the closing of a Corporate Transaction (as defined in Section 24 the Plan) in which any surviving corporation or acquiring corporation does not assume this Agreement or substitute a similar award, the Company shall make payment to Participant equal to the amount set forth in Section 2 with respect to all vested SAR shares as to which the Subject SAR has not previously been exercised and paid or terminated, and Participant shall not be required to make the delivery of the written notice specified above.

Vesting.

(a)           Subject to the following provisions, the Subject SARs shall vest in accordance with the vesting schedule set forth above.

(b)           Vested SAR’s shall be exerciseable prior to the date specified in Section 3: (i) upon Participant’s termination of employment by reason of death, (ii) upon Participant’s termination of employment by reason of “Disability,” (iii) upon Participant’s termination of employment for “Good Reason,” (iv) upon Participant’s termination of employment by the Company other than for “Cause,” (v) upon Participant’s termination of employment by the Company during the “Protection Period,” other than for Cause, (vi) upon Participant’s termination of employment during the Protection Period for Good Reason and (vii) immediately prior to (and contingent upon the effectiveness of) the closing of a “Corporate Transaction” (as defined in Section 24 the Plan) in which any surviving corporation or acquiring corporation does not assume this Agreement or substitute a similar award.

(c)           Unvested Subject SARs shall immediately terminate upon termination of Executive’s employment with the Company for any reason.

(d)           For the purposes of this Agreement, the terms “Disability”, “Good Reason”, “Cause” and “Protection Period” shall have the meanings set forth in the Employment Agreement.

Duration of Subject SAR.  Except as specified below, the Subject SAR shall expire on the Expiration Date set forth above (the “Expiration Date”). The Subject SAR shall expire prior to the Expiration Date in the following circumstances:

(a)           In the case of Participant’s death, the Subject SAR shall expire one year after Participant’s death.

(b)           In the case of Participant’s Disability and resulting termination of employment with the Company, the Subject SAR shall expire one year after Participant’s last day of employment.

(c)           If Participant ceases employment for any reason other than death or Disability, the Subject SAR shall expire 90 days after Participant’s last day of employment.

(d)           Upon the circumstances set forth in Section 4(c).

(e)           Upon the closing of a Corporate Transaction, the Subject SAR shall immediately terminate, unless the Subject SAR is assumed by a surviving corporation or acquiring corporation.

Payment.  The amount payable with respect to exercised Subject SARs shall be paid within two (2) business days after the exercise of the Subject SARs.

Administration.  The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent herewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Participant and the Company. No officer of the Company or member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to this Agreement.

Adjustment. If the outstanding shares of Company Common Stock upon which the value of the Subject SARs is based are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares, the number of Subject SARs shall be adjusted in the manner set forth in Section 24 of the Plan.

Rights as SAR Holder.  The Subject SARs are not shares of the capital stock of the Company and do not entitle Participant any rights of a stockholder.  Participant shall not be entitled to vote or to receive dividend equivalent payments with respect to the Subject SARs.

Entire Agreement.  This Agreement, the Employment Agreement, the capitalized words defined in the Plan specified in this Agreement, the terms of the Plan specified in this Agreement,  Section 28 of the Plan (Withholding) and Section 32 of the Plan (Employment) constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

SARs Not Transferable. Except as provided in Section 12 of the Plan, neither the Subject SARs nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

Successors and Assigns.  The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within Delaware.  If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision shall be enforced to the maximum extent possible and the other provisions shall remain fully effective and enforceable.

Amendments.  The Company reserves the right to amend the terms and provisions of this Agreement without Participant’s consent to the extent necessary to comply with any applicable Federal or state securities law. Except the foregoing, this Agreement shall not be amended other than by a supplemental agreement signed by the Company and Participant.  Either party may waive compliance by the other party with any of the terms or conditions of this Agreement, but no such waiver shall be binding unless executed in writing by the party granting the waiver.

Acceptance.  Participant hereby acknowledges receipt of this Agreement and the applicable portions of the Plan.  Participant has read and understands the terms and provisions thereof, and accepts the Right subject to this Agreement and such applicable portions of the Plan.  Participant acknowledges that there may be adverse tax consequences upon the vesting of the Subject RSUs and that Participant should consult a tax adviser prior to such vesting.

Disputes.  Disputes shall be resolved pursuant to binding arbitration before the American Arbitration Association.

           IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Participant has executed this Agreement this 8th day of July, 2013.

GLOBE SPECIALTY METALS, INC.
By: /s/ Jeff Bradley Name: Jeff Bradley Title: CEO
PARTICIPANT
/s/ Stephen Lebowitz
Stephen Lebowitz

EXHIBIT C

GLOBE SPECIALTY METALS, INC.

Award of
Performance-Based Bonus under the 2012 Long-Term Incentive Plan and
Non-Performance Based Bonus

           Globe Specialty Metals, Inc. (the “Company”) hereby agrees to pay Stephen Lebowitz (the “Executive”) a performance-based bonus (the “Award”) and a non-performance based bonus (the “Bonus”) on the following terms:

Terms of Bonus:

1.           In addition to the Award, the Company also hereby agrees to pay the Executive an additional annual bonus of up to $180,000 with respect to each of 2013, 2014 and 2015, based on the Chief Legal Officer achieving certain individual performance goals to be adopted with respect to such years (the “Bonus”).  These goals will be established by the executive chairman, the chief executive officer and the Company’s Compensation Committee of the board of directors and communicated in writing to the Executive.  Upon the Executive’s request, the Company will provide the Executive with an evaluation of Executive’s performance compared to those pre-established goals on a quarterly basis.  Prior to the end of each calendar year, upon the Executive’s request, the Company will provide the Executive a written evaluation of his performance compared to that year’s pre-established goals.

2.           The Bonus is not an award under the Plan, but is included in this document for the convenience of the parties.

Terms of Award:

1.           The Award with respect to each of calendar year 2013, 2014 and 2015 shall be as follows:

(a) if 80% of modified EBITDA plus 20% of modified free cash flow for the calendar year is equal to or less than $160,000,000, the Executive shall receive an award equal to the sum of (i) 0.4287% of modified EBITDA and (ii) 0.1072% of modified free cash flow, or

(b) if 80% of modified EBITDA plus 20% of modified free cash for such calendar year exceeds $160,000,000, then the Executive shall receive an award equal to the sum of (i) 0.3960% of modified EBITDA and (b) 0.0990% of modified free cash flow.

A detailed description of “modified EBITDA” and “modified free cash” flow are set forth in Exhibit A to the 2011 Annual Executive Long Term Incentive Plan for the CFO and CLO the (“2011 Plan”), which definitions are hereby made part of this Award.  The results of acquisitions will be included in making the calculations of modified EBITDA and modified free cash flow.  “One-time costs” will be excluded in making the calculations of modified EBITDA and modified free cash flow.  The definition of one-time costs is set forth in Exhibit B to the 2011 Plan, which definition is hereby made part of this Award.  The Company’s Compensation Committee may elect, in its judgment, not to exclude certain one-time costs that otherwise would be excluded as a result of the definition. A sample calculation is set forth at Exhibit A.

2.           All calculations under the Award are to be based upon the results for the calendar years ending December 31, 2013, 2014 and 2015.

3.           If 80% of modified EBITDA plus 20% of modified free cash flow for the calendar year is equal to or less than $160,000,000, the total Award and Bonus pursuant to the foregoing provisions shall be capped at $900,000.  If 80% of modified EBITDA plus 20% of modified free cash flow for such calendar year exceeds $160,000,000, the total Award pursuant to the foregoing provisions shall be capped at $1,100,000.

4.           The Award shall be pro-rated for any partial year.

5.           The Award is expressly subject to the terms of the Company’s 2012 Long-Term Incentive Plan (the “Plan”), which terms are expressly incorporated herein by reference.

Thresholds and adjustments:

1.           The accrual of the Award is subject to the Company meeting a threshold performance requirement that the fraction determined by dividing modified EBITDA before “one-time costs” define in Exhibit B to the 2011 Plan (including the appropriate bonus accrual) for the calendar year by average Committed Capital exceed 0.2. A detailed description of “Committed Capital” is set forth in Exhibit A to the 2011 Plan, which definition is hereby made part of this Award.  Average Committed Capital will be calculated as the 13 point monthly average of Committed Capital for the calendar year, starting with Committed Capital. Committed Capital will exclude the impact of one-time costs defined in Exhibit B to the 2011 Plan. The Compensation Committee may elect, in its judgment, not to exclude certain one-time costs that otherwise would be excluded as a result of the definition.

2.           The Compensation Committee may exercise negative judgment to reduce the Award, including as noted in the framework for relative performance measures attached as Exhibit C to the 2011 Plan, which framework is hereby made part of this Award.

Payout terms:

1.           A portion of the Award will be paid in cash and a portion will be made by the award of restricted stock units (RSUs) that proportionally vest over three years but are not paid out until the end of the third year and will be paid out only in cash. The portion of the Award that will be paid in RSU’s will be equal to a maximum of the following:

Sum of 80% of “modified EBITDA”                                                                           Deferral percentage
and 20% of “modified free cash flow”                                                                of financial performance-based award

Below $70,000,000                                                                         0.0%
$70,000,000                                                                             2.1%
$80,000,000                                                                             3.8%
$90,000,000                                                                             6.1%
$100,000,000                                                                                     8.0%
$110,000,000                                                                                     10.5%
$120,000,000                                                                                     12.5%
$130,000,000                                                                                     16.2%
$140,000,000                                                                                     19.3%
$150,000,000                                                                                     22.0%
$160,000,000                                                                                     25.9%
$170,000,000                                                                                     29.4%
$180,000,000                                                                                     32.5%
$190,000,000                                                                                     35.3%
$200,000,000                                                                                     37.7%

Notwithstanding the above, the deferral percentage will be adjusted downward if the cash amount of the Award does not increase as the “modified EBITDA” and “modified free cash flow” increases.

2.           The Bonus will be paid in cash.

3.           Up to 95% of estimated cash under the Award and the Bonus will be paid in December of each year, based upon the Company’s estimate of the calendar year’s results, the Compensation Committee’s evaluation of relative performance for the first nine months of the calendar year and total stockholder return for the calendar year and the Company’s estimate of the performance of the goals under the Bonus.  If actual results for the calendar year are less than the estimate, the Executive will return to the Company any over-payment on a pre-tax basis and the deferred amount will be appropriately adjusted.

Acceleration and termination:

1.           The Award and the Bonus shall be subject to the acceleration, termination and other terms set forth in Section 4 of the Employment Agreement dated July 8, 2013 between the Company and the Executive (the “Employment Agreement”).

Other terms:

1.           The Award and the Bonus shall be subject to a claw back provision providing that if the Board of Directors determines that (a) there was executive misconduct in a prior period in the preparation of the financial results for that period that results in a restatement and (b) the restatement is material, the Compensation Committee will determine if the extent, if any, that “covered payments” (x) were overstated as a result of the restatement and (y) should be returned to the Company. Covered payments include amounts paid to the Executive if the Executive is found to have actively participated in such executive misconduct.

2.           The Award, effective June 25, 2013, supersedes and replaces the award dated March 29, 2013, such that the award specified in the March 29, 2013 award shall apply on a pro rata basis to the period January 1, 2013 through June 24, 2013 and the Award shall apply on a pro rata basis to the period June 25, 2013 through December 31, 2013.

3.           Subject to the provisions of the Employment Agreement with respect to termination by the Executive for Good Reason, the Board of Directors reserves the right to modify or terminate the Award or the Bonus.

           IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Executive has executed this Agreement this 8th day of July, 2013.

GLOBE SPECIALTY METALS, INC.
                                                                           By: /s/ Jeff Bradley
                                                                           Name: Jeff Bradley
                                                                           Title: CEO

EXECUTIVE
                                                                           /s/ Stephen Lebowitz
                                                                           Stephen Lebowitz